UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant☒        Filed by a Party other than the Registrant☐
Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12
IBEX Limited
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

To the Shareholders of Ibex Limited:

This proxy statement supplement, dated November 12, 2026 (the “Supplement”), supplements the Definitive Proxy Statement on Schedule 14A of Ibex Limited (the “Company”), dated October 28, 2026, for the Company’s Annual Meeting of Shareholders to be held on December 10, 2026 (the “Proxy Statement”). These materials should be read together with the Proxy Statement. Unless otherwise defined, capitalized terms have the meanings given to them in the Proxy Statement.

Supplement to “Who bears the cost of soliciting proxies?”

The Company has engaged D.F. King & Co. (“King”) to help solicit proxies for the Annual Meeting. They may solicit proxies from stockholders by mail, telephone, email, other electronic means, and in person. The Company will pay King a fee of $20,000, plus $5 for each incoming/outgoing shareholder telephone calls and telecom charges and will reimburse its reasonable out‑of‑pocket expenses. Additional services requested by the Company will be at King’s reasonable and customary rates. The Company has also agreed to indemnify D.F. King & Co. against certain losses, liabilities, and expenses arising from the engagement.

The Company’s directors and officers may also solicit proxies in person, by telephone or by electronic means, as described in the Proxy Statement.